EXHIBIT 99.1

Julie MacMedan

THQ/Investor Relations

818/871-5095

Liz Pieri

THQ/Media Relations

818/871-5061

THQ REPORTS RECORD FISCAL 2005 THIRD QUARTER RESULTS

– Sales Up 37% to $400 Million; EPS up 102% to $1.58 –

–  Raises Fiscal 2005 Guidance to Sales of $750 Million and EPS of $1.53  –

–  Four Titles Exceed Two Million Units Shipped in Fiscal 2005  –

CALABASAS HILLS, Calif. – February 1, 2005 – THQ Inc. (NASDAQ: THQI) today announced record results for the fiscal 2005 third quarter ended December 31, 2004, driven by multi-million unit sales of games based on The Incredibles, The SpongeBob SquarePants™ Movie and WWE: SmackDown!™ vs. Raw®.

Net sales advanced 37% for the third quarter to a record $400.3 million, from $293.1 million in the prior-year period.  Net income more than doubled to a record $62.9 million, or $1.58 per diluted share.  This included $0.20 per diluted share from research and development tax credits claimed for prior years.  This compares with net income of $30.4 million, or $0.78 per diluted share, for the fiscal 2004 third quarter.

For the nine months ended December 31, 2004, net sales grew 13% to $584.8 million from $517.7 million for the same period a year ago.  Net income for the first nine months of fiscal 2005 was $52.7 million, or $1.32 per diluted share, which included the tax credit mentioned above.  For the nine months ended December 31, 2003, THQ reported net income of $30.4 million, or $0.78 per diluted share.

“Our performance during the holiday quarter far surpassed our original expectations in all major markets,” said Brian Farrell, President and CEO, THQ.  “The combination of sound strategic positioning for the holidays and solid execution in a highly competitive market drove our exceptionally strong results for the period.”

Fiscal year-to-date, THQ shipped more than four million units of The Incredibles, two million units of The SpongeBob SquarePants Movie, two million units of WWE:SmackDown! vs. Raw, two million units of Finding Nemo and one million units of SpongeBob SquarePants: Battle for Bikini Bottom™.  In

addition, original properties Tak 2: The Staff of Dreams and Full Spectrum Warrior™ are approaching shipments of one million units.  The company also said that MX Unleashed, launched in February 2004, recently surpassed one million units shipped.

Financial Guidance

THQ confirmed previous guidance for the fiscal fourth quarter and increased guidance for the full fiscal year ending March 31, 2005:

•                  For the fourth quarter of fiscal 2005, the company continues to expect net sales of approximately $165 million and net income of about $0.21 per diluted share.

•                  For the fiscal year ending March 31, 2005, THQ now expects record net sales of approximately $750 million and record net income of approximately $1.53 per diluted share, up from previous guidance of net sales of $680 million and earnings per diluted share of $1.10.

•                  THQ Wireless is expected to contribute approximately $25 million of THQ’s net sales in fiscal 2005, up from previous guidance of $20 million.

“We are on track to post excellent results for fiscal 2005,” said Farrell.  “Our strong portfolio of both licensed and original properties and our world-class product development organization provide the foundation for THQ’s long-term success.”

Recent Developments:

THQ Delivers Four Multi-Million Unit Titles; Five Titles Exceed One Million Unit

•                  Fiscal year-to-date, THQ shipped more than four million units of The Incredibles, two million units of The SpongeBob SquarePants Movie, two million units of WWE:SmackDown! vs. Raw and two million units of Finding Nemo.

•                  Fiscal year-to date, THQ shipped more than one million units of SpongeBob SquarePants: Battle for Bikini Bottom.

THQ Games Achieve Critical Acclaim

•                  Warhammer® 40,000: Dawn of War™ was named RTS of the Year by Computer Gaming World, and garnered numerous multi-play and genre accolades from leading enthusiast sites.

•                  Full Spectrum Warrior has received several awards and accolades from leading enthusiast sites.

•                  Tak 2 was named Best Platform Game for GameCube® by IGN.

THQ Wireless Continues to Broaden its Content Portfolio

•                  In December, THQ Wireless announced a multi-year agreement with Lucasfilm Ltd. that grants THQ Wireless worldwide rights to develop and distribute a comprehensive offering of Star Wars branded content for mobile phones.

•                  In November, THQ Wireless launched the most comprehensive suite of officially licensed NBA wireless products to date, including games, fantasy applications, information services, ringtones and graphics, featured in the NBA’s new wireless sports package, “NBA Unwired.”

THQ’s Internal Studios Grow to Ten with Acquisition of Blue Tongue

•                  Consistent with THQ’s strategic objective of using internal development to improve product quality and operating margins, the company recently acquired Blue Tongue Entertainment Limited. THQ studio operations now stand at more than 800 people in ten studios.

Investor Conference Call:

THQ management will host an investor conference call today, February 1, 2005, at 2:00 p.m. PST (5:00 p.m. EST) to review the company’s financial results and operations for the quarter ended December 31, 2004 and discuss its future outlook. The call may be accessed by dialing (866) 800-8652 domestic or (617) 614-2705 international, access code is 81413837, or by visiting THQ’s Web site at www.thq.com.

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software.  The company develops its products for all popular game systems, personal computers and wireless devices. Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located in the United States, United Kingdom, France, Germany, Spain, Korea and Australia.  More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ, THQ Wireless, Blue Tongue Entertainment and their respective logos are trademarks and/or registered trademarks of THQ Inc.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the company’s expectations for revenue and earnings per share for the quarter and fiscal year ending March 31, 2005 and for the company’s product releases and financial performance in future periods.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive and technological factors affecting the operations, markets, products, services and pricing of THQ.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the fiscal period ended March 31, 2004, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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(Tables Follow)

THQ Inc.

Third Quarter 2005 Earnings Announcement

Consolidated Statements of Operations

(In thousands, except per share data)

Table 1

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Net sales	$400,315	$293,099	$584,805	$517,711

Costs and expenses:
Cost of sales	126,270	98,347	190,916	181,589
License amortization and royalties	54,507	34,012	70,511	58,815
Software development amortization	47,740	46,595	78,492	88,866
Product development	24,207	9,277	49,537	27,436
Selling and marketing	48,010	35,014	86,260	74,638
Payment to venture partner	7,050	6,257	9,087	8,817
General and administrative	12,298	16,592	37,807	35,634
Total costs and expenses	320,082	246,094	522,610	475,795
Income from operations	80,233	47,005	62,195	41,916
Interest income, net	833	452	2,790	1,593
Other income	—	—	—	4,000
Income before income taxes and minority interest	81,066	47,457	64,985	47,509
Income taxes	18,057	17,084	12,136	17,103
Income before minority interest	63,009	30,373	52,849	30,406
Minority interest	(74)	—	(169)	—
Net Income	62,935	30,373	52,680	30,406
Net income per share – diluted	$1.58	$0.78	$1.32	$0.78
Shares used in per share calculation – diluted	39,917	38,899	39,796	39,005

The above table reflects our Consolidated Statement of Operations in accordance with U.S. Generally Accepted Accounting Principles.

Reconciliation of Net Income to Non-GAAP Net Income

(In thousands, except per share data)

Table 2

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Net income	$62,935	$30,373	$52,680	$30,406

Settlement of dispute with directors’ and officers’ insurance carrier	—	—	—	(4,000)
Income taxes	—	—	—	1,440
Research & development credits claimed for prior years	(7,797)	—	(7,797)	—
Non-GAAP net income	$55,138	$30,373	$44,883	$27,846
Non-GAAP net income per share – diluted	$1.38	$0.78	$1.12	$0.71
Shares used in per share calculation – diluted	39,917	38,899	39,796	39,005

The reconciliation of U.S. GAAP net income to Non-GAAP net income (i) excluding a $7.8 million benefit for research and development credits claimed for prior years in the three and nine months ended December 31, 2004; and (ii) excluding a $4.0 million settlement with our directors’ and officers’ insurance carrier in 2003, including the related income tax effect, is detailed in the above financial tables.  We have excluded the research and development credits claimed for prior years and the settlement from Non-GAAP net income because they are considered “non-operational” in nature.  Non-GAAP net income excluding the settlement is not recognized as a measure for financial statement presentation under U.S. GAAP.  However, management believes that this information is useful for investors in evaluating our operational performance and for facilitating meaningful comparison to prior periods.

THQ Inc.

Third Quarter 2005 Earnings Announcement

Table 3	Balance Sheets

	December 31, 2004	March 31, 2004
	(In thousands)

ASSETS
Cash, cash equivalents and short-term investments	$201,923	$253,039
Accounts receivable – net	218,507	59,088
Inventory	27,120	22,303
Licenses	10,138	13,172
Software development	50,589	39,997
Prepaid expenses and other current assets	27,892	9,451
Total current assets	536,169	397,050
Property and equipment, net	22,729	17,468
Licenses – net of current portion	79,913	9,068
Software development – net of current portion	7,549	9,798
Deferred income taxes	—	560
Income taxes receivable	7,589	—
Goodwill – net	81,594	59,399
Long-term marketable securities	9,457	24,320
Other long term assets – net	22,815	9,488
Total assets	$767,815	$527,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$45,044	$22,147
Accrued expenses	50,739	22,361
Accrued payments to venture partner	7,105	746
Accrued royalties	57,945	41,305
Income taxes payable	13,015	216
Deferred income taxes	473	642
Total current liabilities	174,321	87,417
Accrued liabilities – net of current portion	2,000	—
Accrued royalties – net of current portion	71,334	1,142
Deferred income taxes – net of current portion	1,388	—

Minority interest	1,202	—

Common stock	392	382
Additional paid-in capital	325,042	304,860
Accumulated other comprehensive income	14,408	8,302
Retained earnings	177,728	125,048
Total stockholders’ equity	517,570	438,592
Total liabilities and stockholders’ equity	$767,815	$527,151

THQ Inc.

Supplementary Tables

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Platform Revenue Mix

Consoles
PlayStation 2	42.6%	47.3%	36.0%	38.5%
Xbox	6.6	6.2	9.6	11.4
Game Cube	11.1	10.0	11.2	9.5
PlayStation	0.6	1.8	0.9	2.4
	60.9	65.3	57.7	61.8

Handheld
Game Boy Advance	27.2	24.5	26.6	25.1
Game Boy Color	0.0	0.0	0.0	0.3
Dual Screen	0.6	0.0	0.4	0.0
	27.8	24.5	27.0	25.4

PC	9.2	9.5	11.9	11.6
Wireless	1.9	0.7	2.9	1.0
Other	0.2	0.0	0.5	0.2
	100.0%	100.0%	100.0%	100.0%

Geographic Revenue Mix

Domestic	63.0%	69.7%	63.0%	71.6%
Foreign	37.0	30.3	37.0	28.4
	100.0%	100.0%	100.0%	100.0%